Exhibit 99.1


Friday, March 2, 2007

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES YEAR END EARNINGS AND AN INCREASED DIVIDEND FOR SHAREHOLDERS

Lakeville, Connecticut, March 2, 2007/PRNewswire....Salisbury Bancorp, Inc. (the
"Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the fourth quarter of 2006 was $940,843 or $.56 per average share outstanding. This compares to fourth quarter 2005 earnings of $793,193 or $.47 per average share outstanding. For the twelve months ended December 31, 2006, net income totaled $4,253,618 or $2.53 per average share outstanding as compared to net income of $4,561,341 or $2.71 per average share outstanding for the same twelve month period in 2005. The Trust and Investment Services division recorded revenues of $1,980,500 for the year ended 2006, an increase of $409,189 or 26.04% over last year's record revenues. Income before taxes, excluding income from net gains on sales of available-for-sale securities, improved by $712,197 or 15.95% in 2006 when compared to the corresponding period in 2005.

                                     Quarter Ended                Twelve Months Ended
                                       December 31                    December 31
                                  2006            2005            2006            2005
                                  ----            ----            ----            ----
                                       (unaudited)                     (audited)
Total Interest and Dividend
   Income                     $  6,368,612    $  5,440,537    $ 23,729,593    $ 20,816,383
Net Interest and Dividend
  Income                         3,361,361       3,383,848      13,270,648      13,464,432
(Benefit) Provision
  for Loan Losses                  (87,488)        (60,000)        (87,488)        210,000
Income Before Income Taxes       1,477,508       1,034,482       5,695,553       5,675,754
Income Tax Expense                 536,665         241,288       1,441,935       1,114,413
Net Income                    $    940,843    $    793,193    $  4,253,618    $  4,561,341
Earnings Per Average
   Share Outstanding                   .56    $        .47    $       2.53    $       2.71



During the year 2006, Salisbury Bancorp, Inc. declared cash dividends totaling $1.04 per common share outstanding. This compares to total dividends declared during 2005 of $1.00 per common share outstanding and represents a 4.00% increase over 2005. At their February 28, 2007 meeting, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.27 per common share outstanding. This compares to a $.26 per share cash dividend that was declared during the first quarter of 2006. The $.27 per share dividend will be paid on April 30, 2007 to shareholders of record as of March 30, 2007.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $440 million and capital in excess of $44 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


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